NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 16, 2023	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer	Senior Director,
		and Secretary	Corporate Development
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2023

Financial Highlights:
•Consolidated sales in fourth quarter increased $23.1 million, or 5.0%
•Industrial Technologies sales 34% higher for the quarter; FY2023 sales exceed $500 million, compared to $335.5 million for FY2022
•All three business segments reported higher adjusted EBITDA for the quarter
•Company expects continued earnings growth and strong cash flow in fiscal 2024
•Webcast: Friday, November 17, 2023, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, NOVEMBER 16, 2023 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and fiscal year ended September 30, 2023.

In discussing the Company’s operating results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We had a strong finish to fiscal 2023 as demonstrated by our fourth quarter results. I am pleased to report that the Company generated higher sales on a consolidated basis, and adjusted EBITDA growth in all three of our business segments, compared to a year ago.

“In our Industrial Technologies segment, we reported another quarter of solid growth in operating results on the strength of our energy storage solutions. Fiscal 2023 sales for this segment exceeded the $500 million target that we set at the beginning of the fiscal year, resulting in growth exceeding 50% over last year’s sales of $335.5 million. Interest in our solutions remains high as we continue to work with auto manufacturers and battery producers in their development of dry battery electrode (DBE) solutions.

“The Memorialization segment also performed well again in the fiscal 2023 fourth quarter, completing a very good year. Despite the continued decline in U.S. deaths (reflecting lower COVID-related deaths), the segment’s sales remained relatively stable compared to a year ago. In addition, adjusted EBITDA for the segment increased for the quarter and fiscal year reflecting improved price realization and continued emphasis on productivity improvements.

“Finally, recent cost reduction actions taken by SGK Brand Solutions resulted in improved operating performance for the segment in the fiscal 2023 fourth quarter. Although European market conditions continued to challenge the business, we reported higher adjusted EBITDA and improved margins during the recent quarter.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
“We improved our net leverage ratio during the recent quarter on the strength of our operating results. Total outstanding debt increased modestly as we continued to build working capital in our growing energy storage solutions business.

“With respect to fiscal 2024, we expect another year of consolidated growth in sales and adjusted EBITDA. We continue to have a high level of confidence in the long-term growth opportunities for each of the segments, particularly our Industrial Technologies segment. As the level of larger longer-term projects increases, especially for our energy storage solutions, the timing of new orders and execution of existing orders can significantly influence quarterly results. Accordingly, while we expect our fiscal 2024 result to exceed fiscal 2023, the level of growth is more difficult to predict at this time. For the near term, we are expecting a solid start to fiscal 2024 compared to a year ago and we anticipate providing updated guidance on the full year as we have more clarity on orders and related timing.”

Fourth Quarter Fiscal 2023 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q4 FY2023	Q4 FY2022	Change	% Change
Sales	$480.2	$457.1	$23.1	5.0%
Net income (loss) attributable to Matthews	$17.7	$(81.0)	$98.7	(121.9)%
Diluted earnings (loss) per share	$0.56	$(2.63)	$3.19	(121.3)%
Non-GAAP adjusted net income	$30.3	$25.6	$4.7	18.4%
Non-GAAP adjusted EPS	$0.96	$0.82	$0.14	17.1%
Adjusted EBITDA	$61.9	$55.9	$6.0	10.7%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the fiscal 2023 fourth quarter were $480.2 million, compared to $457.1 million for the fiscal 2023 fourth quarter, representing an increase of $23.1 million. The increase primarily reflected sales growth in the Industrial Technologies segment and the impact of the recent acquisitions of Olbrich GmbH and R+S Automotive GmbH. These increases were partially offset by lower reported sales for the SGK Brand Solutions segment.

Net income attributable to the Company for the quarter ended September 30, 2023 was $17.7 million, or $0.56 per share, compared to a net loss of $81.0 million, or $2.63 per share, for the same quarter last year. The loss in the prior year fourth quarter reflected a goodwill impairment charge of $82.5 million ($2.59 per share) and charges in connection with cost reduction initiatives in the SGK Brand Solutions segment.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2023 fourth quarter was $61.9 million, compared to $55.9 million a year ago. On a non-GAAP adjusted basis, earnings for the fiscal 2023 fourth quarter were $0.96 per share, compared to $0.82 per share a year ago. Higher adjusted EBITDA was partially offset by increased interest expense for the current quarter, primarily reflecting the higher interest rate environment. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
Fiscal 2023 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2023	YTD FY2022	Change	% Change
Sales	$1,880.9	$1,762.4	$118.5	6.7%
Net income (loss) attributable to Matthews	$39.3	$(99.8)	$139.1	(139.4)%
Diluted earnings (loss) per share	$1.26	$(3.18)	$4.44	(139.6)%
Non-GAAP adjusted net income	$90.1	$90.4	$(0.3)	(0.3)%
Non-GAAP adjusted EPS	$2.88	$2.88	$—	—%
Adjusted EBITDA	$225.8	$210.4	$15.4	7.3%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Consolidated sales for the year ended September 30, 2023 were $1.88 billion, compared to $1.76 billion a year ago, representing an increase of $118.5 million, or 6.7%, from the prior year. On a constant currency basis, consolidated sales increased $142.1 million, or 8.1%, from a year ago. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $23.6 million on fiscal 2023 sales compared to last year.

Net income attributable to the Company for the year ended September 30, 2023 was $39.3 million ($1.26 per share), compared to a net loss of $99.8 million ($3.18 per share) for fiscal 2022. The prior year loss primarily reflected the fourth quarter goodwill impairment and charges in connection with cost reduction initiatives in the SGK Brand Solutions segment. The loss for the prior year also included charges from the settlement of the Company’s principal defined benefit pension plan in the fiscal 2022 first quarter and asset write-downs related to the Russia-Ukraine conflict in the fiscal 2022 second quarter.

Adjusted EBITDA for the year ended September 30, 2023, was $225.8 million, compared to $210.4 million a year ago. On a non-GAAP adjusted basis, earnings for the year ended September 30, 2023 were $2.88 per share, compared to $2.88 per share last year. Higher adjusted EBITDA was offset by increased interest expense for the current year, primarily reflecting the higher interest rate environment. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Webcast

The Company will host a conference call and webcast on Friday, November 17, 2023, at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and distribution of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 12,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Year Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Sales	$480,168	$457,127	5.0%	$1,880,896	$1,762,403	6.7%
Cost of sales	(329,354)	(311,870)	5.6%	(1,303,224)	(1,240,125)	5.1%
Gross profit	150,814	145,257	3.8%	577,672	522,278	10.6%
Gross margin	31.4%	31.8%		30.7%	29.6%

Selling and administrative expenses	(113,931)	(124,067)	(8.2)%	(447,487)	(426,677)	4.9%
Intangible amortization	(10,569)	(11,781)	(10.3)%	(42,068)	(57,084)	(26.3)%
Goodwill write-downs	—	(82,454)	100.0%	—	(82,454)	100.0%
Operating profit (loss)	26,314	(73,045)	(136.0)%	88,117	(43,937)	NM
Operating margin	5.5%	(16.0)%		4.7%	(2.5)%

Interest and other, net	(10,983)	(9,992)	9.9%	(47,207)	(60,282)	(21.7)%
Income (loss) before income taxes	15,331	(83,037)	(118.5)%	40,910	(104,219)	(139.3)%
Income taxes	2,362	2,080	13.6%	(1,774)	4,391	(140.4)%
Net income (loss)	17,693	(80,957)	(121.9)%	39,136	(99,828)	(139.2)%
Non-controlling interests	30	(2)	NM	155	54	187.0%
Net income (loss) attributable to Matthews	$17,723	$(80,959)	(121.9)%	$39,291	$(99,774)	(139.4)%

Earnings (loss) per share -- diluted	$0.56	$(2.63)	(121.3)%	$1.26	$(3.18)	(139.6)%

Earnings per share -- non-GAAP(1)	$0.96	$0.82	17.1%	$2.88	$2.88	—%

Dividends declared per share	$0.23	$0.22	4.5%	$0.92	$0.88	4.5%

Diluted shares	31,517	30,825		31,289	31,367
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Sales:
Memorialization	$204,878	$206,256	$842,997	$840,124
Industrial Technologies	140,561	104,595	505,751	335,523
SGK Brand Solutions	134,729	146,276	532,148	586,756
	$480,168	$457,127	$1,880,896	$1,762,403

Adjusted EBITDA:
Memorialization	$36,890	$33,445	$163,986	$151,849
Industrial Technologies	23,470	23,385	66,278	56,762
SGK Brand Solutions	17,512	16,698	57,128	60,120
Corporate and Non-Operating	(15,989)	(17,667)	(61,583)	(58,323)
Total Adjusted EBITDA(1)	$61,883	$55,861	$225,809	$210,408

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	September 30, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$42,101	$69,016
Accounts receivable, net	207,526	221,015
Inventories, net	260,409	225,440
Other current assets	138,221	113,145
Total current assets	648,257	628,616
Property, plant and equipment, net	270,326	256,065
Goodwill	698,109	675,421
Other intangible assets, net	160,478	202,154
Other long-term assets	110,211	120,515
Total assets	$1,887,381	$1,882,771

LIABILITIES
Long-term debt, current maturities	$3,696	$3,277
Other current liabilities	390,904	408,098
Total current liabilities	394,600	411,375
Long-term debt	786,484	795,291
Other long-term liabilities	181,016	189,029
Total liabilities	1,362,100	1,395,695

SHAREHOLDERS' EQUITY
Total shareholders' equity	525,281	487,076
Total liabilities and shareholders' equity	$1,887,381	$1,882,771

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Year Ended September 30,
	2023	2022

Cash flows from operating activities:
Net income (loss)	$39,136	$(99,828)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	96,530	104,056
Changes in working capital items	(35,503)	29,590
Goodwill write-downs	—	82,454
Other operating activities	(20,639)	10,588
Net cash provided by operating activities	79,524	126,860

Cash flows from investing activities:
Capital expenditures	(50,598)	(61,321)
Acquisitions, net of cash acquired	(15,341)	(44,469)
Other investing activities	7,214	24,938
Net cash used in investing activities	(58,725)	(80,852)

Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(18,224)	35,688
Purchases of treasury stock	(2,857)	(41,717)
Dividends	(28,202)	(27,685)
Other financing activities	(912)	(3,499)
Net cash used in financing activities	(50,195)	(37,213)

Effect of exchange rate changes on cash	83	(5,724)

Net change in cash, cash equivalents and restricted cash	$(29,313)	$3,071

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$17,693	$(80,957)	$39,136	$(99,828)
Income tax (benefit) provision	(2,362)	(2,080)	1,774	(4,391)
Income (loss) before income taxes	$15,331	$(83,037)	40,910	(104,219)
Net loss (gain) attributable to noncontrolling interests	30	(2)	155	54
Interest expense, including RPA and factory financing fees (1)	12,746	9,345	48,690	28,771
Depreciation and amortization *	24,717	23,893	96,530	104,056
Acquisition and divestiture related items (2) **	848	6,947	5,293	7,898
Strategic initiatives and other charges (3) **	6,168	13,174	13,923	31,045
Highly inflationary accounting impacts (primarily non-cash) (4)	(1,714)	228	1,360	1,473
Defined benefit plan termination related items (5)	—	(713)	—	(429)
Asset write-downs, net (6)	—	33	—	10,050
Goodwill write-downs (7)	—	82,454	—	82,454
Stock-based compensation	3,673	3,304	17,308	17,432
Non-service pension and postretirement expense (8)	84	235	1,640	31,823
Total Adjusted EBITDA	$61,883	$55,861	$225,809	$210,408
Adjusted EBITDA margin	12.9%	12.2%	12.0%	11.9%

(1) Includes fees for receivables sold under the RPA and factoring arrangements totaling $1,284 and $1,046 for the three months ended September 30, 2023 and 2022, respectively, and $4,042 and $1,046 for the fiscal years ended September 30, 2023 and 2022, respectively.

(2) Includes certain non-recurring costs associated with recent acquisition and divestiture activities, and also includes a gain of $1,827 for the three months and fiscal year ended September 30, 2023 related to the divestiture of a business in the Industrial Technologies segment.

(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels and costs associated with global ERP system integration efforts totaling $6,168 and $13,923 for the three months ended September 30, 2023 and 2022, respectively, and $12,393 and $28,060 for the fiscal years ended September 30, 2023 and 2022, respectively, net of loss recoveries of $2,154 for the fiscal year ended September 30, 2023 related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015. Also includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19 totaling $781 and $2,985 for the three months and fiscal year ended September 30, 2022, respectively. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(4) Represents exchange gains and losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(6) Represents asset write-downs, net of recoveries within the SGK Brand Solutions segment.
(7) Represents goodwill write-downs within the SGK Brand Solutions segment.
(8) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $6,646 and $5,780 for the Memorialization segment, $5,600 and $3,744 for the Industrial Technologies segment, $11,299 and $13,054 for the SGK Brand Solutions segment, and $1,172 and $1,315 for Corporate and Non-Operating, for the three months ended September 30, 2023 and 2022, respectively. Depreciation and amortization was $23,738 and $23,228 for the Memorialization segment, $23,184 and $11,387 for the Industrial Technologies segment, $44,842 and $64,173 for the SGK Brand Solutions segment, and $4,766 and $5,268 for Corporate and Non-Operating, for the fiscal years ended September 30, 2023 and 2022, respectively.
** Acquisition costs, ERP integration costs, non-recurring/incremental COVID-19 costs, and strategic initiatives and other charges were $22 and $1,474 for the Memorialization segment, $614 and $4,255 for the Industrial Technologies segment, $3,878 and $12,420 for the SGK Brand Solutions segment, and $2,502 and $1,972 for Corporate and Non-Operating, for the three months ended September 30, 2023 and 2022, respectively. Acquisition costs, ERP integration costs, non-recurring/incremental COVID-19 costs, and strategic initiatives and other charges were $1,002 and $4,831 for the Memorialization segment, $4,108 and $5,637 for the Industrial Technologies segment, $10,905 and $20,558 for the SGK Brand Solutions segment, and $3,201 and $7,917 for Corporate and Non-Operating, for the fiscal years ended September 30, 2023 and 2022, respectively.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,				Year Ended September 30,
	2023		2022		2023		2022
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$17,723	$0.56	$(80,959)	$(2.63)	$39,291	$1.26	$(99,774)	$(3.18)
Acquisition and divestiture items (1)	1,626	0.05	5,581	0.18	4,874	0.15	6,319	0.20
Strategic initiatives and other charges (2)	4,053	0.13	12,736	0.41	11,106	0.36	26,092	0.84
Highly inflationary accounting impacts (primarily non-cash) (3)	(1,714)	(0.05)	228	0.01	1,360	0.04	1,473	0.05
Defined benefit plan termination related items (4)	649	0.02	(537)	(0.02)	665	0.02	(182)	(0.01)
Asset write-downs, net (5)	—	—	38	—	—	—	9,993	0.32
Goodwill write-downs (6) *	—	—	79,762	2.59	—	—	79,762	2.54
Non-service pension and postretirement expense (7)	63	—	50	—	1,230	0.04	23,867	0.76
Intangible amortization expense	7,927	0.25	8,655	0.28	31,551	1.01	42,813	1.36
Adjusted net income	$30,327	$0.96	$25,554	$0.82	$90,077	$2.88	$90,363	$2.88

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26.9% and 7.5%, for the three months ended September 30, 2023 and 2022, respectively, and 25.7% and 14.5% for the fiscal year ended September 30, 2023 and 2022, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition and divestiture activities, and also includes a gain in fiscal year 2023 related to the divestiture of a business in the Industrial Technologies segment.

(2) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels and costs associated with global ERP system integration efforts, net of loss recoveries in fiscal year 2023 related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015. Also includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(3) Represents exchange gains and losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries
(4) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(5) Represents asset write-downs, net of recoveries within the SGK Brand Solutions segment.
(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Per share amounts based on the diluted shares for each respective period.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the quarter ended September 30, 2023	$204,878	$140,561	$134,729	$—	$480,168
Changes in foreign exchange translation rates	(504)	(2,748)	(1,786)	—	(5,038)
Constant currency sales for the quarter ended September 30, 2023	$204,374	$137,813	$132,943	$—	$475,130

Reported sales for the year ended September 30, 2023	$842,997	$505,751	$532,148	$—	$1,880,896
Changes in foreign exchange translation rates	1,759	5,744	16,088	—	23,591
Constant currency sales for the year ended September 30, 2023	$844,756	$511,495	$548,236	$—	$1,904,487

Reported adjusted EBITDA for the quarter ended September 30, 2023	$36,890	$23,470	$17,512	$(15,989)	$61,883
Changes in foreign exchange translation rates	135	(805)	235	13	(422)
Constant currency adjusted EBITDA for the quarter ended September 30, 2023	$37,025	$22,665	$17,747	$(15,976)	$61,461

Reported adjusted EBITDA for the year ended September 30, 2023	$163,986	$66,278	$57,128	$(61,583)	$225,809
Changes in foreign exchange translation rates	140	1,323	1,999	290	3,752
Constant currency adjusted EBITDA for the year ended September 30, 2023	$164,126	$67,601	$59,127	$(61,293)	$229,561

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2023

November 16, 2023
NET DEBT RECONCILIATION (Unaudited)
(In thousands)

	September 30, 2023	September 30, 2022

Long-term debt, current maturities	$3,696	$3,277
Long-term debt	786,484	795,291
Total long-term debt	790,180	798,568

Less: Cash and cash equivalents	(42,101)	(69,016)

Net Debt	$748,079	$729,552

Adjusted EBITDA	$225,809	$210,408

Net Debt Leverage Ratio	3.3	3.5

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